1. Name and Address of Reporting Person
   Howard, Dr. Lawrence A.
   55 Executive Drive
   Hudson, NH 03051
   USA
2. Issuer Name and Ticker or Trading Symbol
   Presstek, Inc. (NASDAQ, PRST)
3. IRS or Social Security Number of Reporting Person (Voluntary)
4. Statement for Month/Year
   11/27/2002
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director                   ( ) 10% Owner
   ( ) Officer (give title below) ( ) Other (specify below)
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

TABLE I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
+---------------------------------+----------+-------------+-----------------------------+----------------+-----------+------------+
|1. Title of Security             |2. Trans- |3. Trans-    |4. Securities Acquired (A)   |5. Amount of    |6. Owner-  |7. Nature   |
|                                 |   action |   action    |   or Disposed of (D)        |   Securities   |   ship    |   of In-   |
|                                 |   Date   |   Code      |                             |   Beneficially |   Form:   |   direct   |
|                                 |          |             |                             |   Owned at     |   Direct  |   Bene-    |
|                                 |  (Month/ |             |                             |   End of       |   (D) or  |   ficial   |
|                                 |   Day/   +-------+-----+-----------+------+----------+   Month        |   Indirect|   Owner-   |
|                                 |   Year)  |Code   |V    |Amount     |A/D   |Price     |                |   (I)     |   ship     |
+---------------------------------+----------+-------+-----+-----------+------+----------+----------------+-----------+------------+
Common Stock                       11/27/2002 G       V     25500 <F2>  A      $0.0000                     D
Common Stock                       11/27/2002 G       V     -25500      D      $0.0000    2044694 <F1>     D
Common Stock                                                                              35000 <F3>       I           By Spouse
Common Stock                       11/27/2002 G       V     -45000      D      $0.0000    0                I           As Custodian
                                                                                                                       for Children
Common Stock                       11/27/2002 G       V     -40003      D      $0.0000    58631 <F3>       I           By Spouse As
                                                                                                                       Custodian for
                                                                                                                       Children
Common Stock                       11/27/2002 G       V     85003       A      $0.0000    85003 <F3>       I           By Child's
                                                                                                                       Interest in a
                                                                                                                       Limited
                                                                                                                       Liability
                                                                                                                       Company

TABLE II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
+-------------+--------+----------+---------+-----------+---------------------+----------------+----------+--------+-------+-------+
|1.           |2.      |3.        |4.       |5.         |6.                   |7.              |8.        |9.      |10.    |11.    |
|             |        |          |         |           |                     |                |          |Number  |Owner- |       |
|             |        |          |         |           |                     |                |          |of      |ship   |       |
|             |        |          |         |           |                     |                |          |Deriv-  |Form of|       |
|             |        |          |         |           |                     |Title and Amount|          |ative   |Deriv- |       |
|             |        |          |         |           |                     |of Underlying   |          |Secur-  |ative  |Nature |
|             |Conver- |          |         |Number of  |                     |Securities      |          |ities   |Secur- |of     |
|             |sion or |          |         |Derivative |Date Exercisable     +-------+--------+          |Benefi- |ity:   |In-    |
|             |Exercise|          |         |Securities |and Expiration Date  |       |Amount  |          |cially  |Direct |direct |
|             |Price of|Transac-  |Transac- |Acquired(A)|(Month/Day/Year)     |       |or      |          |Owned   |(D) or |Bene-  |
|Title of     |Deriv-  |tion Date |tion Code|Disposed(D)+----------+----------+       |Number  |Price of  |at End  |In-    |ficial |
|Derivative   |ative   |(Month/   +------+--+-----+-----+Date Exer-|Expira-   |       |of      |Derivative|of      |direct |Owner- |
|Security     |Security|Day/Year) |Code  |V |(A)  |(D)  |cisable   |tion Date |Title  |Shares  |Security  |Month   |(I)    |ship   |
+-------------+--------+----------+------+--+-----+-----+----------+----------+-------+--------+----------+--------+-------+-------+

Explanation of Responses:

<F1>
All figures in this column represent the number of shares beneficially owned as of November 27, 2002.
<F2>
Held through interest in a Family Limited Liability Company.
<F3>
The reporting person disclaims beneficial ownership of all such securities except to the extent of his pecuniary interest therein.

SIGNATURE OF REPORTING PERSON
by /s/ Jennifer McKay Tardif for Dr. Lawrence A. Howard

DATE
11/27/2002